EXHIBIT 99.2

PARTNERS, DIRECTORS AND EXECUTIVE OFFICERS OF EACH REPORTING PERSON,

PERSONS CONTROLLING ANY REPORTING PERSON AND EXECUTIVE OFFICERS AND DIRECTORS OF PERSONS IN CONTROL OF ANY REPORTING PERSON

The name, business address, present principal employment and citizenship of each partner, director and executive officer of Jupiter Explorer Limited is set forth below.

Jupiter Explorer Limited

Name	Business Address	Present Principal Employment	Citizenship
Greatest Dream Group Limited	Sea Meadow House, Blackburne Highway, (P.O. Box 116), Road Town, Tortola, British Virgin Islands	Director of Jupiter Explorer Limited	British Virgin Islands

Jupiter Explorer Limited is a wholly-owned subsidiary of Greatest Dream Group Limited, a company with limited liability incorporated under the laws of the British Virgin Islands. The principal business address for Jupiter Explorer Limited is Sea Meadow House, Blackburne Highway, (P.O. Box 116), Road Town, Tortola, British Virgin Islands.

The name, business address, present principal employment and citizenship of each partner, director and executive officer of Greatest Dream Group Limited is set forth below.

Greatest Dream Group Limited

Name	Business Address	Present Principal Employment	Citizenship
Ka Lok Wong	Suite 62, 6/F New Henry House, Central, Hong Kong	Director of Greatest Dream Group Limited	China

The controlling person of Greatest Dream Group Limited is Ka Lok Wong.